     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2001
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               USA EDUCATION, INC.
                       (formerly SLM Holding Corporation)
             (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                                 52-2013874
         (State or Other Jurisdiction of                      (I.R.S. Employer Identification No.)
         Incorporation or Organization)

             1160 SALLIE MAE DRIVE
              RESTON, VIRGINIA                                               20193
     (Address of Principal Executive Offices)                              (Zip Code)

             SALLIE MAE DEFERRED COMPENSATION PLAN FOR KEY EMPLOYEES
                            (Full Title of the Plan)

                                MARIANNE M. KELER
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               USA EDUCATION, INC.
                             11600 SALLIE MAE DRIVE
                             RESTON, VIRGINIA 20193
                     (Name and Address of Agent for Service)

                                 (703) 810-3000
          (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:
                         THOMAS D. WASHBURNE, JR., ESQ.
                             MICHAEL W. CONRON, ESQ.
                        VENABLE, BAETJER AND HOWARD, LLP
                           SUITE 1800, 2 HOPKINS PLAZA
                            BALTIMORE, MD 21201-2978
                                 (410) 244-7400

                                           CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                                            Amount to be       Proposed maximum         Proposed maximum             Amount of
Title of Securities to be registered        registered     offering price per share   aggregate offering price    Registration fee
----------------------------------------------------------------------------------------------------------------------------------
USA Education, Inc. Deferred                $50,000,000              100%                 $50,000,000              $10,600(2)
Compensation Plan Obligations (1)
----------------------------------------------------------------------------------------------------------------------------------
USA Education, Inc., Common Stock par     388,756 shares          $81.90 (4)              $31,839,116               $-0- (5)
value $0.20 per share (3)
----------------------------------------------------------------------------------------------------------------------------------
USA Education, Inc., Common Stock par     221,745 shares          $81.90 (4)              $18,160,916.50            $4,541
value $0.20 per share (6)
----------------------------------------------------------------------------------------------------------------------------------

(1) The Sallie Mae Deferred Compensation Plan Obligations ("Obligations") are unsecured obligations of USA Education, Inc. to pay deferred compensation in the future in accordance with the terms of the Sallie Mae Deferred Compensation Plan for Key Employees.
(2) Registration Statement No. 333-80921 has been terminated with respect to $6,839,157 of Obligations. A registration fee of $1900 was previously paid with respect to such Obligations and, pursuant to Rule 457(p), will partially offset the registration fee that would otherwise be payable of 12,500 for this Form S-8.
(3) Represents shares issuable to certain Plan participants that elect to have Obligations track USA Education, Inc. Common Stock for all distributions upon or following termination of employment with USA Education, Inc.
(4) Pursuant to Rule 457(c), the price of the Common Stock is based on the average of the high and low prices for USA Education, Inc. Common Stock of $81.90 as reported by the New York Stock Exchange on August 23, 2001.
(5)      No filing fee is payable pursuant to Rule 457(h)(2).
(6) Represents shares issuable to certain Plan participants that elect to have their Obligations, that were previously registered on Form S-8 (Registration Statement No. 333-80921), track USA Education, Inc. Common Stock for all distributions upon or following termination of employment with USA Education, Inc.

                                  INTRODUCTION

                  This Registration Statement on Form S-8 is filed by USA Education, Inc. (formerly SLM Holding Corporation), a Delaware corporation (the "Company" or the "Registrant"), relating to the issuance in accordance with the terms of the Sallie Mae Deferred Compensation Plan for Key Employees (the "Plan") of up to:

- $50,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the "Obligations");

- shares of USA Education, Inc. Common Stock, par value $0.20 per share,(the "Common Stock") issuable to certain Plan participants that elect to have Obligations that are being registered on this Form S-8 track shares of Common Stock in connection with all distributions under the Plan upon or following termination of employment with the Company.

- shares of Common Stock issuable to Plan participants that elect to have their Obligations, that were previously registered on Form S-8 (Registration Statement No. 333-80921), track shares of Common Stock in connection with all distributions under the Plan upon or following termination of employment with the Company.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. PLAN INFORMATION

                  Omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

                  Omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents, which the Company previously filed with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference and made a part of this Registration
Statement:

                  (a) The Company's latest Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

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                  (b)      All other reports filed pursuant to Section 13(a) or
                           15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Annual report referred to in (a) above; and

                  (c) the description of the Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in the Registrant's Registration Statement on Form 8-A dated August 7, 1997, together with any amendment or report filed with the Commission for the purpose of updating such description.

                  All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                  For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES

         A.       Obligations

                  $50,000,000 of Obligations are being registered under this Registration Statement to be offered to certain eligible employees of the Company pursuant to Plan. The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of Plan from the general assets of the Company, and rank equally with other unsecured and unsubordinated indebtednesss of the Company from time to time outstanding.

                  Under the Plan, the Company will provide eligible employees the opportunity to enter into agreements for the deferral of a specified percentage of their compensation. The Sallie Mae Deferred Compensation Plan Committee of the Board of Directors (the "Committee") may select from management and other highly compensated employees who may participate in the Plan (each a "Participant"). The Committee will administer the Plan and will establish rules and regulations governing the Plan and Participants.

                  A Participant's interest in a deferred compensation account, and thus the Participant's right to the Obligations, generally cannot be transferred, alienated or assigned, nor are they subject to attachment, execution, garnishment or other such equitable legal process, except in the case of certain qualified domestic relations orders.

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                  A Participant is permitted to defer up to 85% of his or her base salary, 100% of his or her bonus earned under the Company's Management Incentive Plan (after required payroll withholdings and deductions) and cash severance payments.

                  A Participant may make two elections during each year. One election will relate to base salary (which may, at the Participant's elections, include other income that may be treated as ordinary income, including cash severance payment). Each Participant will have the opportunity to make this election annually on a date determined by the Committee to defer salary to be earned in the following year. The second election will relate to bonus amounts. The election with respect to a bonus earned in one year and paid in the next succeeding year must be filed by June 30 of the year in which such bonus is earned. The third election will relate to any cash severance payments you might receive. If you first become a Participant after the start of a year, you might make an election no later than 30 days after you become a Participant to defer a cash severance payment that might be paid to you after the date of your election.

                  Deferrals will be credited to a hypothetical account established for each Participant. Earnings and losses will be based upon the hypothetical investment options elected by the Participant. There are currently 32 investment options, including an option to invest in Common Stock. Participants may direct the manner in which their deferrals are deemed invested from among these investment options, and may change their investment directions from time to time in accordance with procedures established by the Committee. A Participant may make a separate investment election with respect to his or her salary deferrals and bonus.

                  An election by an Insider (a participant in the Plan who, as of February 1, 2001, is considered by the Company to be subject to Section 16(b) of the Securities Exchange Act of 1934, as amended) to have his hypothetical account deemed to be invested in Common Stock may not be changed. Further, any portion of an Insider's hypothetical account deemed to be invested in Common Stock shall be distributed in a lump sum, in the form of Common Stock within 60 days of separation from service to the Company.

                  Deferrals of compensation are credited, at the election of the Participant, to two different accounts: (a) the Retirement Distribution Account and (b) the In-Service Distribution Account. Each year, the Participant may make an election with respect to how much of his or her deferrals will be credited to each account. Once amounts are deferred into a particular account, those amounts and the earnings thereon, cannot be moved to the other account. The election with respect to the allocation of deferrals between the two accounts cannot be changed during the year. Account balances are not segregated from the Company's general assets. The right of each Participant to receive payments is that of a general, unsecured creditor of the Company.

         B.       Common Stock

                  Not required.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not applicable

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Article VIII of the Registrant's By-Laws provides for indemnification of the officers and directors of USA Education, Inc. to the fullest extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation organized under the laws of Delaware shall have the power, and in certain cases the obligation, to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he or she had no reason to believe his or her conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in right of the corporation, provided such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

                  The directors and officers of the Registrant and its subsidiaries are covered by a policy of insurance under which they will be insured, within the limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being or having been directors or officers.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

Item 8. EXHIBITS.

         4.1      Sallie Mae Deferred Compensation Plan for Key Employees, as amended.
         5.1      Opinion of Marianne M. Keler, Esq.
         23.1     Consent of Marianne M. Keler, Esq. (contained in Exhibit 5.1).
         23.2     Consent of Independent Public Accountants.
         24       Power of Attorney (contained on signature page hereto).

Item 9. UNDERTAKINGS.

         (1)      The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 27th day of August 2001.

                                         USA EDUCATION, INC.

                                         By: /s/ ALBERT L. LORD
                                             ----------------------------------
                                                 Albert L. Lord

         Each person whose signature appears below constitutes and appoints Marianne M. Keler and Mary F. Eure, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                     SIGNATURE                                        TITLE                          DATE
                     ---------                                        -----                          ----
/s/ ALBERT L. LORD                                          Chief Executive Officer             August 27, 2001
---------------------------------                         (Principal Executive Officer)
    Albert L. Lord

/s/ JOHN F. REMONDI                                         Chief Financial Officer             August 27, 2001
---------------------------------                          (Principal Financial and
    John F. Remondi                                           Accounting Officer)

/s/ EDWARD A. FOX                                       Chairman of the Board of Directors      August 27, 2001
---------------------------------
    Edward A. Fox

/s/ CHARLES L. DALEY                                                 Director                   August 27, 2001
---------------------------------
    Charles L. Daley

/s/ WILLIAM M. DIEFENDERFER, III                                     Director                   August 27, 2001
---------------------------------
    William M. Diefenderfer, III



/s/ THOMAS J. FITZPATRICK                                            Director                   August 27, 2001
---------------------------------
    Thomas J. Fitzpatrick

/s/ DIANE SUITT GILLELAND                                            Director                   August 27, 2001
---------------------------------
    Diane Suitt Gilleland

/s/ EARL A. GOODE                                                    Director                   August 27, 2001
---------------------------------
    Earl A. Goode

/s/ ANN TORRE GRANT                                                  Director                   August 27, 2001
---------------------------------
    Ann Torre Grant

/s/ RONALD F. HUNT                                                   Director                   August 27, 2001
---------------------------------
    Ronald F. Hunt

/s/ BENJAMIN J. LAMBERT, III                                         Director                   August 27, 2001
---------------------------------
    Benjamin J. Lambert, III

/s/ JAMES C. LITZENICH                                               Director                   August 27, 2001
---------------------------------
    James C. Litzenich

/s/ BARRY A. MUNITZ                                                  Director                   August 27, 2001
---------------------------------
    Barry A. Munitz

/s/ A. ALEXANDER PORTER, JR                                          Director                   August 27, 2001
---------------------------------
    A. Alexander Porter, Jr.

/s/ WOLFGANG SCHOELLKOPF                                             Director                   August 27, 2001
---------------------------------
    Wolfgang Schoellkopf

/s/ STEVEN L. SHAPIRO                                                Director                   August 27, 2001
---------------------------------
    Steven L. Shapiro

/s/ BARRY L. WILLIAMS                                                Director                   August 27, 2001
---------------------------------
    Barry L. Williams

                                  EXHIBIT INDEX


EXHIBIT NUMBER                 DESCRIPTION                                                                   PAGE
--------------                 -----------                                                                   ----
4.1                            Sallie Mae Deferred Compensation Plan for Key Employees, as amended.
5.1                            Opinion of Marianne M. Keler, Esq.
23.1                           Consent of Marianne M. Keler, Esq. (contained in Exhibit 5.1)
23.2                           Consent of Independent Public Accounts
24                             Power of Attorney (contained on signature page hereto).